Exhibit 10.2
SECOND AMENDED AND RESTATED RECOURSE AND INDEMNITY AGREEMENT

THIS SECOND AMENDED AND RESTATED RECOURSE AND INDEMNITY AGREEMENT (“Agreement”), dated September 17, 2018 (the “Restatement Effective Date”) is by and among WELLS FARGO FINANCIAL LEASING, INC., an Iowa corporation with offices at 5000 Riverside Dr., Ste. 300E, Irving, TX 75039 (“Wells Fargo”), HYG FINANCIAL SERVICES, INC., a Delaware corporation with offices at 5000 Riverside Dr., Ste. 300E, Irving, TX 75039 (“HYGFS”), and HYSTER-YALE GROUP, INC., a Delaware corporation with offices at 5875 Landerbrook Drive, Mayfield Heights, OH 44124 (“Hyster-Yale”).

Hyster-Yale and its subsidiaries are in the business of manufacturing forklift trucks, forklift truck attachments, fuel cells and other equipment, including without limitation, Hyster, Yale, Utilev, Bolzoni, Auramo, Meyer and Nuvera brand name equipment (collectively, the “Hyster-Yale Equipment”) that is sold and distributed by Hyster-Yale and its subsidiaries and its dealers (“Dealers”).

Wells Fargo is in the business of, among other things, providing financing for equipment similar to the Hyster-Yale Equipment.

Hyster-Yale and Wells Fargo have now determined to revise the nature of their relationship to best provide certain types of financing to the Dealers and to the customers of Hyster-Yale and/or the Dealers (“Customers”) for (i) all types and brands of Hyster-Yale Equipment, (ii) certain other equipment sold by Dealers (“Allied Equipment”) and (iii) equipment sold by non-Dealers to certain Customers deemed by Hyster-Yale to be strategic customers (“Strategic Equipment”) and (iv) other forms of financing either expressly sanctioned in the By-Laws of HYGFS or as approved by the Board of Directors of HYGFS.

In conjunction therewith, Hyster-Yale and Wells Fargo have determined to amend and restate that certain Second Amended and Restated Joint Venture and Shareholders Agreement dated November 21, 2013, as such has been amended from time to time, and certain of the ancillary agreements related to the operation of HYGFS, including this Agreement.

This Second Amended and Restated Recourse and Indemnity Agreement amends and restates that certain First Amended and Restated Recourse and Indemnity Agreement dated as of November 21, 2013, as such has been amended from time to time (the “Current Recourse and Indemnity Agreement”), and sets forth the terms and conditions on which Hyster-Yale guarantees the prompt payment and performance to Wells Fargo and HYGFS of the obligations of Dealers pursuant to loans and extensions of credit by HYGFS to such Dealers.

NOW, THEREFORE, in consideration of the above premises and the mutual promises contained herein, as well as other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

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1.01    “Base Term” shall mean the period from the date hereof to and including December 31, 2023 unless sooner terminated as provided herein.
1.02    “Commercial Equipment Financing” shall have the meaning given such term in Section (1)(b)(v) of the Shareholders Agreement.

1.03    “Equipment” means any Hyster-Yale Equipment, Allied Equipment or Strategic Equipment (as each of those terms is used in the Shareholders Agreement) financed by HYGFS for a Customer.

1.04    “Eligible US Fleet Rental Financing Account” means and includes all US Fleet Rental Financing Accounts other than any US Fleet Rental Financing Accounts constituting an “Ineligible US Fleet Rental Financing Account” approved by HYGFS in its sole discretion to qualify as Eligible US Fleet Rental Financing Accounts hereunder.

1.05    “Eligible US Fleet Rental Financing Account Default” means and includes any default of an obligor under an Eligible US Fleet Rental Financing Account (whether such obligor is the direct obligor or a surety) where such default is not cured by such obligor within 45 days of such obligor’s receipt of notice of said default.

1.06    “Fleet Rental Financing Account” means and includes any loan or other extension of credit to a Dealer for the acquisition by the Dealer of Equipment, including attachments and batteries (and any related trade-ins) only if and to the extent such Equipment (and any related trade-ins) is or becomes part of such Dealer’s rental fleet, but does not include any loan or other extension of credit by HYGFS to a Customer.

1.07    “Fleet Rental Financing Equipment” means any Equipment financed through a Fleet Rental Financing Account.

1.08    “Ineligible Fleet Rental Financing Account” means and includes the following: (i) Fleet Rental Financing Accounts financing property located outside of the United States; (ii) any US Fleet Rental Financing Account covered by a separate recourse arrangement; and (iii) any US Fleet Rental Financing Account that is not approved by HYGFS in its sole discretion to qualify as an Eligible US Fleet Rental Financing Account, which disapproval/ineligibility shall be communicated to Hyster-Yale in the form of periodic loss pool reports or other written notice delivered by HYGFS to Hyster-Yale.

1.09    “Lease Financing” shall have the meaning defined in Section (1)(b)(vi) of the Shareholders Agreement.

1.10    “Loss Pool Balance” means, for each Loss Pool Account, the current balance of the Loss Pool Account, as determined in accordance with Section 2.06 of this Agreement.

1.11    “Net Book Value” means the value of an Eligible US Fleet Rental Financing Account, as reflected on HYGFS’s books and records, calculated on the basis of: (i) all accrued and unpaid sums due under such Eligible US Fleet Rental Financing Account; plus (ii) all future payments due during the remainder of the term of such Eligible US Fleet Rental Financing

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Account, with each such payment discounted to its present value from the due date thereof to the date of payment of the Net Book Value at the interest rate applicable to such Eligible US Fleet Rental Financing Account.

1.12    “Net Remarketing Proceeds” means the proceeds actually received by Hyster-Yale upon its remarketing of Equipment, minus any applicable sales taxes and Actual Out-Of-Pocket Costs (as defined in Section 2.06(b)(2) hereof). If Hyster-Yale does not remarket the Equipment during the Remarketing Period, Net Remarketing Proceeds will be deemed to be equal to the Net Book Value paid to HYGFS and the adjustment to the applicable Loss Pool Account will be zero.

1.13    “Person” shall mean and include any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any political subdivision thereof.

1.14    “Remarketing Period” means the period beginning on the date of receipt of the Net Book Value under section 2.01 below and ending one hundred eighty (180) days thereafter.

1.15    “Retail Customer” shall mean and include any Customer of a Dealer.

1.16    “Sale Out of Trust” means any conversion, disposal, sale or encumbrance (other than a permitted rental or sublease to a Retail Customer) by a Dealer of any Equipment that is the subject of a US Fleet Rental Financing Account in violation of the terms of the applicable US Fleet Rental Financing Account financing documents without the prior written consent of HYGFS.

1.17    “Shareholders Agreement” shall mean that certain Third Amended and Restated Joint Venture and Shareholder’s Agreement dated as of the date of this Agreement, by and between Wells Fargo and Hyster-Yale.

1.18    “US Fleet Rental Financing Account” means and includes any Fleet Rental Financing Account financing property located in the United States.

1.19    “Wholesale Account” shall mean and include any loan or other extension of credit, now or hereafter, by HYGFS to either: (i) any Dealer (whether or not owned by Hyster-Yale or any of its respective affiliates or subsidiaries), or (ii) Hyster-Yale or any of its respective affiliates or subsidiaries secured by Hyster-Yale Equipment (whether or not such Hyster-Yale Equipment is purchased directly from the proceeds of any such loan or other extension of credit or is kept as inventory for sale or as part of the respective party’s rental fleet), provided, however, that Wholesale Account shall not include any Commercial Equipment Financing nor any Lease Financing to Dealers or Hyster-Yale, where such assets are thereafter subleased to Retail Customers.

1.20    “Wholesale Account Documents” shall mean any documents evidencing any Wholesale Account.

All capitalized terms not defined herein shall have the same meanings as contained in the Shareholder’s Agreement.

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ARTICLE II
RECOURSE FOR WHOLESALE ACCOUNTS

2.01    Recourse for Wholesale Accounts. The following provisions shall apply with respect to all Wholesale Accounts not covered by the provisions of Section 2.06 hereof:

(a)    In the event of a default under any of the Wholesale Accounts entered into by HYGFS during the Base Term (other than US Fleet Rental Financing Accounts covered by a separate recourse arrangement outside of this Agreement and Wholesale Accounts covered by the provisions of Section 2.06), Hyster-Yale will, within twenty (20) days of demand, repurchase any such Wholesale Account(s) affected by such default and pay HYGFS the amount then owed by the respective party thereto to HYGFS under the default pursuant to the terms of the respective Wholesale Account Documents (“Repurchase Price”). For purposes of this Section 2.01, default is defined as the occurrence of any event which would, under the terms of the Wholesale Account Documents, constitute a default. It is not contemplated that HYGFS will automatically exercise its rights to demand repurchase of any Wholesale Account(s) under this Section unless collection of such Account(s) is deemed to be unlikely. Failure on the part of HYGFS to exercise such right shall not constitute a waiver of such right. Upon receipt by HYGFS of the full amount of the Repurchase Price for any Wholesale Account(s), and provided that Hyster-Yale is not otherwise in Default under this Agreement, HYGFS will assign all of its right, title and interest in such Account(s) to Hyster-Yale (or its designee) without recourse to, or warranty (of any kind whatsoever) from HYGFS.

(b)    Anything in this Agreement to the contrary notwithstanding, Hyster-Yale hereby agrees that its obligations under this Section 2.01 shall be primary, absolute, continuing and unconditional, irrespective of, and unaffected by, any of the following actions or circumstances (regardless of any notice to, or consent of, Hyster-Yale): (i) the genuineness, validity, regularity and enforceability of any Wholesale Account; (ii) any extension, renewal, amendment, change, waiver or other modification by HYGFS of any Wholesale Account; (iii) the absence of, or delay in, any action to enforce the terms of any Wholesale Account; (iv) the release of, extension of time for payment or performance by, or any other indulgence granted to the Dealer or any other person with respect to any Wholesale Account by operation of law or otherwise; (v) the existence, value, condition, loss, subordination or release (with or without substitution) of, or failure to have title to or perfect and maintain a security interest in, or the time, place and manner of any sale or other disposition of any Hyster-Yale Equipment, collateral or security given in connection with any Wholesale Account, or any other impairment (whether intentional or negligent, by operation of law or otherwise) of HYGFS’s rights to any such Hyster-Yale Equipment, collateral or security; (vi) any Dealer’s voluntary or involuntary bankruptcy, assignment for the benefit of creditors, reorganization, or similar proceedings affecting the Dealer or any of its assets; or (vii) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Notwithstanding any provision to the contrary herein, Hyster-Yale shall have no obligation to repurchase any Wholesale Account pursuant to this Section 2.01 under any of the following circumstances: (x) solely with respect to Wholesale Accounts which are documented solely by HYGFS, if a Wholesale Account proves unenforceable due to the fact that the applicable Wholesale Account Documents are incomplete, (y) solely with respect to Wholesale Accounts where HYGFS is responsible for the perfection of its security interest in the respective

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Hyster-Yale Equipment, if a Wholesale Account proves unenforceable due to a failure of the Wells Fargo to obtain and perfect a valid first priority security interest in such Equipment, or (z) if a Wholesale Account falls into default solely because HYGFS is in default of its obligations under the applicable Wholesale Account Documents.

(c)    At least One-Hundred and Eighty (180) days prior to the expiration of the Base Term (or such longer period of time as agreed among the parties), HYGFS, Wells Fargo and Hyster-Yale shall enter into discussions with respect to the continuing need for recourse on Wholesale Accounts. In the event that HYGFS, Wells Fargo and Hyster-Yale have not reached a mutual agreement as to the provision of recourse on Wholesale Accounts for the period following the expiration of the Base Term on or before the expiration of the Base Term, HYGFS may at the expiration of the Base Term, in its sole discretion, cease providing Wholesale Accounts to Dealers. Notwithstanding any provision to the contrary herein, with respect to any and all obligations of Hyster-Yale as set forth in this Section 2.01 with respect to Wholesale Accounts which may arise during the Base Term (“Base Term Obligations”), those Base Term Obligations shall nevertheless continue and remain undischarged until the same are indefeasibly paid and performed in full.

2.02    Certain Waivers. With respect to Hyster-Yale’s recourse obligation set forth in Section 2.01, notice of acceptance thereof and of any default by any Dealer or any other Person is hereby waived. Presentment, protest, demand, and notice of protest, demand and dishonor of any Wholesale Account, and the exercise of possessory, collection or other remedies on any Wholesale Account, are hereby waived. Notice of adverse change in any Dealer’s financial condition or of any other fact which might materially increase the risk of Hyster-Yale is also waived. All settlements, compromises, accounts stated and agreed balances made in good faith between HYGFS and any Dealer shall be binding upon Hyster-Yale.

2.03    No Subrogation. Without HYGFS’s prior written consent, Hyster-Yale shall not exercise any rights which it may acquire against any· Dealer or the Hyster-Yale Equipment or any other collateral or security by way of subrogation under this Agreement, nor shall Hyster-Yale seek or attempt to exercise or enforce any of HYGFS’s rights or remedies against any Dealer or the Hyster-Yale Equipment or any of the collateral or security in respect of any payments made by Hyster-Yale hereunder, unless and until all of the obligations of such Dealer hereby guaranteed have been paid and performed in full. However, nothing in this Section shall be deemed to prohibit Hyster-Yale from making demand upon, or suing, any Dealer for any payment made by Hyster-Yale on behalf of such Dealer under this Agreement, so long as such demand or suit does not involve (i) any attempt to accelerate or otherwise require such Dealer to pay any amount not paid by Hyster-Yale, or (ii) any attempt to repossess, foreclose upon, or otherwise proceed against the Hyster-Yale Equipment or any other collateral or security (whether or not Hyster-Yale may also have a security interest in or lien upon the same).

2.04    Dealer Credit Lines. In consideration of the recourse set forth in this Article II, Hyster-Yale and HYGFS shall work in a timely fashion to determine, from time to time, the maximum amount of credit (“Credit Line”) that will be extended to each Dealer. However, it is expressly agreed and understood that it shall be no defense to Hyster-Yale’s obligations under this Article II if such Credit Line is ever exceeded, unless Hyster-Yale has specifically rejected, in

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writing, an extension of credit to a Dealer in excess of the Credit Line previously determined by both Hyster-Yale and HYGFS.

2.05    Termination. The recourse obligation set forth in Section 2.01 may be terminated by Hyster-Yale at any time as to any Dealer upon delivery to HYGFS of a written notice of such termination, but as to all “pretermination obligations” those obligations shall nevertheless continue and remain undischarged until the same are indefeasibly paid and performed in full. For these purposes, “pretermination obligations” shall mean and include all of the Dealer’s obligations under any Wholesale Account in existence, or any proposed Wholesale Account for which HYGFS may have made a commitment, on or before delivery of such written notice of termination.

2.06    Rental Fleet Financing Account Loss Pool. The following recourse provisions shall apply to all Eligible US Fleet Rental Financing Accounts. For the avoidance of doubt, the parties hereto hereby confirm: Fleet Rental Financing Accounts other than Eligible US Fleet Rental Financing Accounts, and Eligible US Fleet Rental Financing Accounts that become Ineligible US Fleet Rental Financing Accounts due to a Sale Out of Trust, shall be covered under the provisions of Section 2.01 hereof.

(a)	Operation of Loss Pool Accounts.

(1)    HYGFS and Hyster-Yale will establish (for notional purposes only) an initial Loss Pool Account (the “Initial Loss Pool Account”) for all Eligible US Fleet Rental Financing Accounts funded prior to January 1, 2008.

(2)    Commencing annually on the first day of each subsequent calendar year and thereafter ending on the last day of such calendar year during the Base Term (or on the last day of the Base Term if such term expires on a day which is not the last day of such calendar year), HYGFS and Hyster-Yale will (for notional purposes only) establish a new annual loss pool account (each such account, together with the Initial Loss Pool Account, a “Loss Pool Account”) for all Eligible US Fleet Rental Financing Accounts funded during that calendar year.

(3)    The starting Loss Pool Balance for the Initial Loss Pool Account shall be equal to seven and one half percent (7.5%) of the Net Book Value of each outstanding Eligible US Fleet Rental Financing Accounts funded prior to January 1, 2008.

(4)    The starting Loss Pool Balance in each annual Loss Pool Account on January 1 of the calendar year in which such Loss Pool Account is established (other than the Initial Loss Pool Account) will be equal to $1,500,000.

(5)    Unless otherwise specifically agreed by the parties, the Loss Pool Balance for an annual Loss Pool Account will remain unchanged until the aggregate Eligible US Fleet Rental Financing Accounts funded by HYGFS during such calendar year (the “Annual Aggregate Funded Amount”) exceeds twenty million dollars ($20,000,000). When the Annual Aggregate Funded Amount exceeds twenty million dollars ($20,000,000), HYGFS and Hyster-Yale will, simultaneously with the funding of additional Eligible US Fleet Rental Financing Accounts, increase the Loss Pool Account for such calendar year by an amount equal to seven

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and one half percent (7.5%) of the Net Book Value of such funded Eligible US Fleet Rental Financing Accounts.

(6)    In the event that HYGFS determines that an Eligible US Fleet Rental Financing Account Default has occurred, HYGFS may at its discretion provide Hyster-Yale with written notice of such default, including the applicable Net Book Value for such account (“Loss Pool Default Notice”).

(7)    Within ten (10) days of its receipt of a Loss Pool Default Notice, Hyster-Yale will pay HYGFS the applicable Net Book Value associated with such Fleet Rental Financing Account causing the Loss Pool Default. Notwithstanding the foregoing, if the applicable Net Book Value exceeds the then existing applicable Loss Pool Balance, Hyster-Yale shall be required to pay only that portion of the applicable Net Book Value (the “Partial Net Book Value”) that does not exceed the then existing applicable Loss Pool Balance (unless Hyster-Yale, in its discretion, chooses to make a payment to HYGFS in excess of that balance). Further, if the particular Net Book Value is greater than the applicable annual Loss Pool Balance, HYGFS will be entitled to obtain the unpaid portion out of any other Loss Pool Balance (or if the Loss Pool Balance for such calendar year is still subject to increase under Section 2.06(a)(5) above, then out of the future Loss Pool Balance of such annual Loss Pool Account) and/or retain any future collections in regard to the defaulted Transaction (up to the applicable Net Book Value).

(8)    The Loss Pool Balance for the Initial Loss Pool Account shall be reduced by HYGFS and Hyster-Yale to the extent that the Net Book Value of the total Eligible US Fleet Rental Financing Accounts funded prior to January 1, 2008 becomes less than the Loss Pool Balance in the Initial Loss Pool Account. The Loss Pool Balance for all other Loss Pool Account shall be reduced by HYGFS and Hyster-Yale to the extent that after the calendar year in which the Loss Pool Account is established, the total Net Book Value of the Eligible US Fleet Rental Financing Accounts for such year becomes less than the Loss Pool Balance in such year’s Loss Pool Account.

(9)    Provided that HYGFS has received the applicable Net Book Value from Hyster-Yale, HYGFS will transfer and assign all its right, title and interest in such Eligible US Fleet Rental Financing Account and any Equipment associated with such account to Hyster-Yale on an AS-IS, WHERE-IS basis, without representation or warranty, except that neither HYGFS nor any agent of HYGFS shall have encumbered the applicable account.

(10)    Upon receipt of either the Net Book Value or the Partial Net Book Value, as the case may be, and the remarketing of the applicable Equipment pursuant to the remarketing agreement, the applicable annual Loss Pool Balance will be reduced by the difference between such Partial Net Book Value or Net Book Value, as the case may be, and the applicable Net Remarketing Proceeds. For the avoidance of doubt, no Loss Pool Account will be reduced to less than zero at any time.

(11)    In no event shall the payment by Hyster-Yale of any indemnity or recourse payment, including any amount payable pursuant to Section 2.01 of this Agreement, result in a reduction of, or otherwise affect, any Loss Pool Balance.

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(12)    Notwithstanding the foregoing, on no more than (3) occasions (unless HYGFS shall agree in writing to a greater number) during the term of any Eligible US Fleet Rental Financing Account, Hyster-Yale, in its discretion, may choose to cure an Eligible US Fleet Rental Financing Account Default by paying the accrued and unpaid amounts (each a “Cure Payment”) due under such account as of the date of the corresponding Loss Pool Default Notice in lieu of paying HYGFS the applicable Net Book Value. Should an Eligible US Fleet Rental Financing Account Default occur following Hyster-Yale’s making of three (3) Cure Payments, Hyster-Yale shall be required to pay the applicable Net Book Value.

(b)	Remarketing of Eligible US Fleet Rental Financing Equipment

(1)    Upon payment of the Net Book Value, Hyster-Yale shall obtain possession and, on a commercially reasonable efforts basis, remarket the Fleet Rental Financing Equipment during the Remarketing Period. In performing its remarketing responsibilities, Hyster-Yale will not discriminate between the Fleet Rental Financing Equipment and equipment owned by it or another party to whom Hyster-Yale may be bound to provide remarketing assistance.

(2)    In attempting to remarket the Fleet Rental Financing Equipment to a third party on a commercially reasonable basis during the Remarketing Period, Hyster-Yale shall be entitled to the actual and reasonable costs of repossession, repair, refurbishment, insurance and remarketing (“Actual Out-Of-Pocket Costs”) which do not exceed fifteen percent (15%) of the Net Book Value of the Fleet Rental Financing Equipment being remarketed.

(3)    If Hyster-Yale is able to remarket the Fleet Rental Financing Equipment to a third party during the Remarketing Period, the proceeds actually received by Hyster-Yale will be distributed in the following manner: (i) first, to Hyster-Yale, an amount equal to the Actual Out-Of-Pocket Costs; (ii) second, to HYGFS, an amount equal to the outstanding Net Book Value, to the extent not previously paid by Hyster-Yale; (iii) third, to Hyster-Yale, an amount equal to that portion of the Net Book Value that was previously paid by Hyster-Yale to HYGFS; and (iv) fourth, to any other amounts owed to HYGFS for which the Fleet Rental Financing Equipment acted as security for such other amounts owed, if any; and (v) any amount remaining after payment of the amounts described in subparagraphs (i) through (iv) shall be remitted to the applicable Dealer.

ARTICLE III
INDEMNITIES

3.01    Lender Liability. Hyster-Yale hereby agrees to indemnify, save and keep harmless HYGFS, its respective agents, employees, successors and assigns from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including legal expenses and outside attorneys’ fees, of whatsoever kind and nature, in contract or tort (collectively, “Losses”) arising out of or in connection with (i) any decision or recommendation by Hyster-Yale to limit, terminate or otherwise modify any Dealer’s Credit Line, (ii) any decision or recommendation by Hyster-Yale to the effect that HYGFS should not enter into any Wholesale Account with any Dealer, (iii) any refusal by HYGFS to enter into any Wholesale Account with any Dealer by reason of Hyster-Yale’s termination of the recourse set forth in Article II above with respect to such Dealer’s

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obligations, or (iv) any termination or other modification of any Dealer’s franchise by Hyster-Yale.

3.02    Product Liability and Infringement Claims. Hyster-Yale hereby also agrees to indemnify, save and keep harmless, HYGFS, its respective agents, employees, successors and assigns from and against any and all Losses arising out of or in connection with the manufacture, sale, delivery, use, specifications, performance, operation or condition of any Hyster-Yale Equipment and infringement claims relating to Hyster-Yale Equipment.

3.03    Defense. Hyster-Yale shall, upon written request, defend any actions based on any matter covered by the indemnities contained in Section 3.01 or 3.02 above (collectively, “Indemnities”).

3.04    Survival. The Indemnities shall survive the expiration or termination of this Agreement.

ARTICLE IV
COLLATERAL AUDITS

4.01    Audits. From time to time HYGFS may cause an audit to be performed as to all of the collateral or security of any Dealer for any obligation to HYGFS (“Collateral Audit”). Such Collateral Audit shall be conducted by a party of HYGFS’s choosing, which party may be related to HYGFS or may be independent of HYGFS. At HYGFS’s election, Hyster-Yale may perform Collateral Audits.

4.02    Costs. Wells Fargo shall pay the costs in connection with any Collateral Audit.

ARTICLE V
MISCELLANEOUS

5.01    Assignment. HYGFS may not assign its respective rights hereunder, without the prior written consent of Hyster-Yale. Hyster-Yale may not delegate any of its duties or obligations hereunder without the prior written consent of HYGFS.

5.02    Successors and Permitted Assigns. The respective rights and obligations of the parties set forth in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.03    Notices. All notices permitted or required to be given hereunder shall be in writing and shall be delivered, via certified mail (return receipt requested), overnight courier, hand delivery or telefax, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

(i)	If to HYGFS or Wells Fargo:

Wells Fargo Financial Leasing, Inc.

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5000 Riverside Drive, Suite 300E
Irving, TX 75039
Attention: General Counsel – Vendor Financial Services

(ii)	If to Hyster-Yale:

Hyster-Yale Group, Inc.
5875 Landerbrook Drive, Suite 300
Mayfield Heights, OH 44124
Attn: General Counsel

Such notices shall be deemed delivered upon receipt.

5.04    Headings. Article and Section headings used in this Agreement are for convenience of reference only and shall not be used in interpreting or construing or affecting the meaning or construction of this Agreement.

5.05    Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.

5.06    Severability. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement.

5.07    Further Acts. The parties agree to take such further action and to execute such further documents or instruments which are necessary and appropriate to complete or give effect to the transactions contemplated hereby.

5.08    Restatement and Amendment. On the Restatement Effective Date, the Current Recourse and Indemnity Agreement shall be amended and restated in its entirety by this Agreement and the Current Recourse and Indemnity Agreement shall thereafter be of no further force and effect except to evidence (i) the representations and warranties of the parties hereto prior to the Restatement Effective Date and (ii) any action or omission performed or required to be performed pursuant to such Current Recourse and Indemnity Agreement prior to the Restatement Effective Date. The restatements and amendments set forth herein shall not cure any breach thereof existing prior to the Restatement Effective Date. This Agreement may not be altered or varied nor its provisions waived except in a writing duly executed by Wells Fargo, HYGFS and Hyster-Yale.

5.09    Governing Law and Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of New York. Any and all disputes, controversies or claims arising out of, or relating to, this Agreement or any of the Other Agreements shall be determined by arbitration in accordance with the Arbitration Rules of the American Arbitration Association. The number of arbitrators shall be three. One arbitrator each shall be appointed by Hyster-Yale and Wells Fargo respectively, and the third arbitrator, who shall serve as chairman of

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the tribunal, shall be appointed by the American Arbitration Association. The place of arbitration shall be New York City. The language of the arbitration shall be English and any arbitral award arising from any arbitration pursuant to this paragraph shall be final and binding upon all parties hereto and no party shall seek recourse to a court of law or other authorities to appeal for revision of such decision or any other ruling of the arbitrator. The cost of the arbitration shall be borne by the party who does not prevail in the arbitration proceeding or as is otherwise decided by the arbitration panel. The question of whether a dispute is governed by this arbitration clause shall itself be determined by arbitration.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute and deliver this Agreement as of the first date above written.

WELLS FARGO FINANCIAL
BY: /s/ James W. Kelly
TITLE: Designated Signer

HYG FINANCIAL SERVICES, INC.
BY: /s/ James W. Kelly
TITLE: Executive Vice President

HYSTER-YALE GROUP, INC.
BY: /s/ Kenneth C. Schilling
TITLE: Senior Vice President and Chief Financial Officer

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